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                                                                   EXHIBIT 99.2

CONTACT:
Chris A. Rallis                                  Robert F. Amundsen, Jr.
President and Chief Operating Officer            Chief Financial Officer
Triangle Pharmaceuticals, Inc.                   Triangle Pharmaceuticals, Inc.
(919) 493-5980                                   (919) 493-5980
www.tripharm.com                                 www.tripharm.com
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FOR IMMEDIATE RELEASE:
----------------------

     TRIANGLE PHARMACEUTICALS, INC. ANNOUNCES DATA SAFETY MONITORING BOARD'S
             RECOMMENDATION TO UNBLIND COVIRACIL PIVOTAL TRIAL EARLY

       - COVIRACIL(R) DEMONSTRATES SUPERIORITY TO ZERIT(R) IN FTC-301; ALL PATIENTS OFFERED ROLLOVER TO COVIRACIL REGIMEN -

DURHAM, NORTH CAROLINA, JULY 30, 2002 - Triangle Pharmaceuticals, Inc. (Nasdaq:
VIRS) today announced positive findings from FTC-301, an ongoing pivotal Phase III trial of Coviracil (emtricitabine), its nucleoside reverse transcriptase inhibitor for the treatment of HIV disease. With these results, the Company confirmed plans to submit an NDA in the third quarter of this year.

FTC-301 is an ongoing 48-week, double-blind, placebo-controlled Phase III trial comparing once-a-day Coviracil to Zerit (stavudine) given twice daily, each combined within a background regimen of Sustiva(R) (efavirenz) and Videx(R) EC (didanosine). A total of 571 patients were enrolled in the United States, Europe, Mexico and South America. An independent Data Safety Monitoring Board
(DSMB), established to provide oversight of the study, reviewed a planned interim analysis. In view of a compelling difference in favor of the Coviracil arm, the DSMB recommended that the study be unblinded and all patients be offered the regimen containing Coviracil. The interim results evaluated by the study's DSMB showed that the Coviracil arm was statistically superior to the stavudine arm for primary and secondary endpoints for safety and efficacy. Eighty-seven percent of the patients in the once-a-day Coviracil arm had persistent virologic response through six months compared to 80% for the twice daily Zerit arm. Patients in the Coviracil arm also had significant improvements in immunologic function.

The full results of the trial will be presented at upcoming scientific meetings.

Commenting on the results, Chris Rallis, Triangle's President and Chief Operating Officer, said, "We are very pleased with the results of this trial, which exceeded our expectations. We believe that Coviracil will become another option for clinicians designing once daily regimens for patients with HIV disease."

Given these favorable interim results, Triangle confirmed its plans to submit an NDA for Coviracil with the FDA in the third quarter of this year. Regulatory submission packages for Europe and other countries are also scheduled to be completed this year.

A conference call to discuss the information contained in both press announcements released today will be held on Wednesday, July 31, 2002 at 11:00 a.m. EDT. Interested parties in the U.S. may



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join the call toll free by dialing 1-877-679-9049. International callers may join the call by dialing 1-952-556-2803. The call will be Webcast on the Triangle Pharmaceuticals website at www.tripharm.com and archived for replay on our site for one week after the call. Slides to supplement the presentation may also be accessed on our website.

Triangle Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the development of new antiviral drug candidates, with a particular focus on therapies for the human immunodeficiency virus (HIV) and the hepatitis B virus. Triangle's proprietary drug candidates under development for HIV and/or hepatitis include Coviracil(R) (emtricitabine), amdoxovir (formerly DAPD), and clevudine (formerly L-FMAU). Triangle is also developing immunotherapies for hepatitis B in collaboration with Dynavax Technologies Corporation (Dynavax) utilizing Dynavax' immunostimulatory sequence (ISS) technology. More information about Triangle's portfolio, management and product development strategy is available on Triangle's website.

Statements in this press release that are not historical facts are forward-looking statements and are subject to numerous risks and uncertainties, including the risk that the Company will not file the NDA and other submission packages as planned, and that final clinical trial results may differ from those announced today. Moreover, future events or changes in our drug development strategies may impact the timing and degree of actual spending. Additionally, other risks include the fact that clinical trials for our drug candidates may not proceed as planned and regulatory submissions for those drug candidates may be delayed, the Company may be unable to successfully complete pivotal clinical trials or its trials could be halted or terminated by regulatory authorities, its regulatory submissions may be delayed, its inability to commercialize amdoxovir and ISS-based therapies due to patent rights held by third parties, its ability to obtain additional capital, its ability to obtain patent protection and required regulatory approvals for its drug candidates, the development of competitive products by others, the cost of coactive therapy and the extent to which coactive therapy achieves market acceptance, the Company's success in identifying new drug candidates, acquiring rights to the candidates on favorable terms and developing any candidates to which the Company acquires any rights, and that the Company's collaborations with third parties may not prove successful. These and other risks are discussed in detail from time to time in the Company's filings with the Securities and Exchange Commission. As a result of these and other risks and uncertainties, actual results may differ materially from those predicted in this press release. The Company disclaims any obligations to update any forward-looking statements in this press release.